September 25, 2000




International Lease Finance Corporation
1999 Avenue of the Stars, 39th Floor
Los Angeles, California  90067

          Re:  Increase to $1,075,000,000 in Aggregate
               Principal Amount of Medium-Term Notes,
               Series K of International Lease Finance
               Corporation (the "Notes")

Ladies and Gentlemen:

     We have acted as your counsel in connection with the issuance and sale from time to time of the Notes. The Notes constitute a series of the Debt Securities registered on a Registration Statement on Form S-3 (File No. 333-74095) (the "Registration Statement"), filed by International Lease Finance Corporation (the "Company") under the Securities Act of 1933, as amended. The Notes are being issued under an Indenture, dated as of November 1, 1991 (the "Indenture"), between the Company and First Trust National Association (successor to Continental Bank, National Association), as Trustee.

     On the basis of our consideration of such questions of law as we have deemed relevant in the circumstances, we are of the opinion, subject to the assumptions and limitations set forth herein, that the Notes have been duly authorized by all necessary corporate action on the part of the Company and when the final terms of a particular Note and of its issuance and sale have been duly established in conformity with the Indenture, and when such Note has been duly executed, authenticated and issued in accordance with the provisions of the Indenture and upon payment for and delivery of the Notes in accordance with the terms of the Distribution Agreement, dated March 19, 1999, as amended through September 25, 2000, among the Company and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Smith Barney Inc., Morgan Stanley & Co. Incorporated, Chase Securities Inc., Banc of America Securities LLC (formerly NationsBanc Montgomery Securities LLC), Goldman, Sachs & Co. and Lehman Brothers Inc., will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws), and except that the enforceability of the Notes is subject to the effect of general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

     We have, with your approval, assumed that the certificates for the Notes will conform to the forms thereof examined by us, that the signatures on all documents examined by us are genuine, that all items submitted as originals are authentic, and that all items submitted as copies conform to the originals, assumptions which we have not independently verified.

     We consent to the incorporation by reference of this opinion in the Company's Current Report on Form 8-K, event date September
25, 2000.

                                   Respectfully submitted,
                                   /s/ O'Melveny & Myers LLP


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